   As filed with the Securities and Exchange Commission on November 20, 2001
                                                      Registration No. 333-57704

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                           REEBOK INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

             MASSACHUSETTS                              04-2678061
      (State or other jurisdiction                   (I.R.S. Employer
   of incorporation or organization)              Identification Number)

                           1895 J.W. Foster Boulevard
                          Canton, Massachusetts 02021
                                 (781) 401-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 David A. Pace
                   Senior Vice President and General Counsel
                           Reebok International Ltd.
                           1895 J.W. Foster Boulevard
                          Canton, Massachusetts 02021
                                 (781) 401-5000
              (Name and address, including zip code, and telephone
         number, including area code, of agent for service of process)

                                ----------------
                                   Copies to:

                             Keith F. Higgins, Esq.
                                  Ropes & Gray
                            One International Place
                          Boston, Massachusetts 02110
                                 (617) 951-7000

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Registration Statement is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [_]
   If this Registration Statement is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained in this prospectus is not complete and may be changed. + +We may not sell these securities until the regisration statement filed with + +the Securities and Exchange Commission is effective. This prospectus is not + +an offer to sell these securities and it is not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS
                Subject to completion, Dated November 20, 2001.
                                  $250,000,000

                                 [Reebok logo]

                4 1/4% Convertible Debentures due March 1, 2021
                                      and
  6,483,402 Shares of Common Stock Issuable upon Conversion of the Debentures

                                   --------

  Reebok International Ltd., or Reebok, issued the Debentures in a private placement in February 2001. This prospectus will be used by selling securityholders to resell their Debentures and the shares of common stock issuable upon conversion of their Debentures.

  The Debentures are unsecured unsubordinated obligations of Reebok International Ltd. The Debentures will accrue interest at an initial rate of 4 1/4%, which will be reset (but not below 4 1/4% or above 6 1/4%) on September 1, 2007, September 1, 2010 and September 1, 2015. We will pay interest on the Debentures on March 1 and September 1 of each year. The first interest payment will be made on September 1, 2001. The Debentures are currently designated for trading in The Portal SM Market, a subsidiary of The Nasdaq Stock Market, Inc.

  On or after March 5, 2004, we may redeem for cash all or part of the Debentures that have not been previously converted at the redemption prices set forth in this prospectus. Holders may require us to repurchase for cash all or part of their Debentures on March 1, 2008, March 1, 2011 or March 1, 2016 at a price equal to 100% of the principal amount of the Debentures plus accrued interest up to but not including the date of repurchase. In addition, upon a change in control of our company occurring on or prior to March 1, 2021, each holder may require us to repurchase all or a portion of such holder's Debentures for cash.

  The Debentures are convertible at the option of the holder into our common stock at an initial conversion price of $38.56 per share of common stock, subject to certain adjustments. Since December 2, 1997, our common stock has not traded at or above $38.56. Holders may surrender Debentures for conversion at any time prior to maturity, unless previously redeemed. Our common stock is listed on the New York Stock Exchange under the symbol "RBK." On November 19, 2001, the last reported sale price on the New York Stock Exchange for our common stock was $24.31.

  Investing in the Debentures or our common stock involves risks. See "Risk Factors" on page 4.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      The date of this prospectus is

                                 ------------
                               TABLE OF CONTENTS

                                                                            Page

Where You Can Find More Information.........................................   2
Reebok .....................................................................   3
Risk Factors ...............................................................   4
Special Note Regarding Forward-Looking Statements...........................   9
Use of Proceeds.............................................................  10
Ratio of Earnings to Fixed Charges..........................................  10
Description of Debentures ..................................................  11

                                                                            Page

Description of Common Stock ................................................  22
United States Federal Income Tax Consequences...............................  25
Selling Securityholders.....................................................  32
Plan of Distribution........................................................  36
Validity of Securities......................................................  37
Experts.....................................................................  37

                                 ------------

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

  Public Reference Room     North East Regional    Midwest Regional Office
  450 Fifth Street, N.W.           Office          500 West Madison Street
        Room 1024           7 World Trade Center          Suite 1400
   Washington, DC 20549          Suite 1300        Chicago, Illinois 60661
                          New York, New York 10048

   You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms.

   The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

   You can also inspect reports, proxy statements and other information about our company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   We incorporate by reference information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

   REEBOK SEC FILINGS (File No. 001-09340)          PERIOD
   ---------------------------------------          ------
   Quarterly Reports on Forms 10-Q and 10-Q/A       Quarters ended March 31,
                                                    2001
                                                    (filed on May 15, 2001),
                                                    June 30, 2001 (filed on
                                                    August 15, 2001 and amended
                                                    on October 30, 2001) and
                                                    September 30, 2001 (filed
                                                    on November 14, 2001)
   Annual Report on Form 10-K                       Fiscal year ended December
                                                    31, 2000 (filed on March
                                                    26, 2001)
   Current Report on Form 8-K                       Filed on October 30, 2001
   The description of our common stock and          Filed on July 12, 1985,
   associated common stock purchase rights          July 27, 1990, April 1,
   as set forth in our Registration Statements,     1991, December 13, 1991,
   on Forms 8-A and 8-A/A                           February 24, 1999, June 8,
                                                    1999 and June 6, 2000

   All documents that we file with the SEC from the date of this prospectus to the end of the offering of the Debentures and common stock under this document shall also be deemed to be incorporated herein by reference.

   You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

    Reebok International Ltd.
    1895 J. W. Foster Boulevard
    Canton, Massachusetts 02021
    (781) 401-5000
    Attn: Office of Investor Relations

   Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

                                     REEBOK

   You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms "Reebok," "we," "our" and "us" refer to Reebok International Ltd. and its consolidated subsidiaries, unless otherwise specified.

   We are engaged in the design and marketing of sports and fitness products, including footwear and apparel, as well as the design and marketing of footwear and apparel for non-athletic "casual" use. We have four major brand groups:

  . the Reebok Division;

  . The Rockport Company, LLC;

  . Ralph Lauren Footwear Co., Inc.; and

  . the Greg Norman Division.

   Our strategy is to build upon our heritage and strengths in the fitness and lifestyle categories, strong technology platform and reputation as an authentic performance brand to offer products that appeal to a broad segment of the marketplace. We devote significant resources to advertising our products to a variety of audiences through television, radio, print and other media and utilize our relationships with major sports figures and organizations to maintain and enhance visibility for the REEBOK(R) brand. We also pursue opportunities for licensing our trademarks, patents and other intellectual property to third parties for sporting goods, apparel and related products and services. We believe that our licensing program reinforces our reputation as a market leader.

   Our common stock is listed on the New York Stock Exchange under the symbol "RBK."

   We are a Massachusetts corporation whose principal executive offices are located at 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021. Our telephone number at that address is (781) 401-5000.

   For additional information regarding our business, please see our Form 10-K for the fiscal year ended December 31, 2000 and our other filings with the SEC which are incorporated by reference into this document. See "Where You Can Find More Information."

                                  RISK FACTORS

   Prospective investors should carefully consider the following information in addition to the other information contained in this prospectus and the documents incorporated by reference into this prospectus before purchasing the Debentures.

Risks Related to the Debentures

An active trading market for Debentures may not develop.

   An active trading market for the Debentures may not develop. If a liquid and sustainable market does not develop, it could adversely affect the ability of holders to sell their Debentures or the price at which holders of the Debentures will be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

We may not be able to raise the funds necessary to finance a change in control purchase or a purchase at the option of the holder.

   On March 1, 2008, March 1, 2011 and March 1, 2016 and upon the occurrence of specific kinds of change in control events occurring on or before March 1, 2021, holders of Debentures may require us to purchase their Debentures for cash. However, it is possible that we would not have sufficient funds at that time to make the required purchase of Debentures. In addition, there are important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, that would not constitute a change in control under the indenture. See "Description of Debentures--Purchase of Debentures at the Option of the Holder" and "--Change in Control Permits Purchase of Debentures by Reebok at the Option of the Holder."

Holders of the Debentures will be required to include as ordinary interest income amounts in excess of the interest payments received, including amounts received upon sale, conversion, redemption or other disposition.

   The Debentures are characterized as indebtedness of ours for United States federal income tax purposes. Accordingly, you will be required to include, in your income, interest with respect to the Debentures.

   The indenture provides that the Debentures will be treated as contingent payment debt instruments. As a result, you will be required to include amounts in income, as ordinary income, in advance of the receipt of cash. The amount of interest income required to be included by you for each year will be in excess of the stated rate of interest on the Debentures. You will recognize gain or loss on the sale, conversion, redemption or other disposition of a Debenture in an amount equal to the difference between (i) the amount realized on the sale, conversion, redemption or other disposition, including the fair market value of any common stock received upon conversion or otherwise, and (ii) your adjusted tax basis in the Debenture. Any gain recognized by you on the sale, conversion, redemption or other disposition of a Debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. A summary of the United States federal income tax consequences of ownership of the Debentures is described in this prospectus under the heading "United States Federal Income Tax Consequences."

The change in control purchase feature of the Debentures may delay or prevent an otherwise beneficial takeover attempt of our company.

   The terms of the Debentures require us to purchase the Debentures for cash in the event of specific kinds of change in control events. A takeover of our company would trigger the requirement that we purchase the Debentures. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

Risks Related to Our Business

The market for athletic footwear and apparel is intensely competitive and if we fail to compete effectively, we could lose our market position.

   The athletic footwear and apparel industry is intensely competitive. The principal methods of competition in this industry include price, quality, product design, brand image, marketing and promotion, and our ability to meet delivery commitments to retailers. We compete against a number of domestic and international companies, some of which have greater financial resources than we do. A major marketing or promotional success or technological innovation by one of our competitors could adversely impact our competitive position. Additionally, in countries where the athletic footwear market is mature, our ability to maintain and increase our market share can principally come at the expense of our competitors, which may be difficult to accomplish. Our results of operations and market position may be adversely impacted by our competitors and the competitive pressures in the athletic footwear and apparel industries.

Our athletic footwear and apparel business is subject to consumer preferences and unanticipated shifts in consumer preferences could adversely affect our sales and results of operations.

   The footwear and apparel industry is subject to rapid changes in consumer preferences. Consumer demand for athletic footwear and apparel is heavily influenced by brand image. Our initiatives to strengthen our brand image, which include conducting extensive market research, introducing new products that emphasize fashion and initiating focused advertising campaigns, may not be successful. Additionally, consumers place an emphasis on the "performance" aspect of our athletic footwear. Consequently, we must utilize current and future technology to continue to offer performance-enhancing products. Our failure to anticipate, identify and react to shifts in consumer preferences and maintain a strong brand image could have an adverse effect on our sales and results of operations.

If we fail to accurately forecast consumer demand, we may experience difficulties in filling customer orders or in liquidating excess inventories and our sales and brand image may be adversely affected.

   The athletic footwear industry has relatively long lead times for the design and production of products. Consequently, we must commit to production tooling, and in some cases to production, in advance of orders based on our forecasts of consumer demand. If we fail to forecast consumer demand accurately, we may under-produce or over-produce a product and encounter difficulty in filling customer orders or in liquidating excess inventory. Additionally, if we over-produce a product based on an aggressive forecast of consumer demand, retailers may not be able to sell the product and may return the unsold quantities and cancel future orders. These outcomes could have an adverse effect on our sales and brand image.

Our advertising and marketing expenditures are based on our sales forecasts and our failure to achieve these sales forecasts could adversely affect our profitability.

   Our advertising and marketing expenditures are based on sales forecasts. These expenditures are made in advance of actual sales. Because the markets in which we do business are highly competitive and our sales are affected by a variety of factors, including brand awareness, changing consumer preferences, and retail market conditions, we may be unable to achieve our sales forecasts. Our failure to achieve our sales forecasts would result in our advertising and marketing expenditures representing a higher percentage of revenues and we could experience higher inventory levels and associated carrying costs, all of which could adversely affect our profitability.

If we are required to decrease the price that we charge for our products, we may earn lower gross margins and our revenues and profitability may be adversely affected.

   The prices that we are able to charge for our products depend on the type of product offered, the consumer and retailer response to the product and the prices charged by our competitors. To the extent that we are forced to lower our prices, our gross margins will be lower and our revenues and profitability may be adversely affected.

Our report of our backlog of open orders may not be indicative of our level of future sales.

   We report our backlog of open orders for our REEBOK brand. Our backlog position may not be indicative of future sales because many customer orders are cancelable with little or no penalty. In addition, our backlog position does not reflect "at once" shipments, sales by retail stores that we own and sales made by independent distributors.

Our sales and profitability may be adversely affected if our investments in advertising and marketing and our athlete endorsement and athletic sponsorships do not have the effect of increasing retailer acceptance and consumer purchases of our products.

   Because consumer demand for athletic footwear and apparel is heavily influenced by brand image, our business requires substantial investments in marketing and advertising, as well as athlete endorsements, athletic sponsorships and retail presence. In the event that these investments do not achieve the desired effect of increasing consumer purchases and retailer acceptance of our products, our sales and profitability may be adversely affected.

Our international sales and manufacturing operations are subject to the risks of doing business abroad, which could affect our ability to sell or manufacture our products in international markets, obtain products from foreign suppliers or control the cost of our products.

   We operate facilities and sell products in numerous countries outside the United States. Additionally, a substantial portion of our products are manufactured abroad and we have suppliers located in China, Indonesia, Thailand and the Philippines. Our athletic footwear and apparel sales and manufacturing operations are subject to the risks of doing business abroad. These risks include:

  . fluctuations in currency exchange rates;

  . political instability;

  . limitations on conversion of foreign currencies into United States dollars;

  . restrictions on dividend payments and other payments by our foreign subsidiaries;

  . withholding and other taxes on dividend payments and other payments by our foreign subsidiaries;

  . import duties, tariffs, quotas and other restrictions on free trade, particularly as these regulations may affect our operations in China;

  . hyperinflation in some foreign countries; and

  . investment regulation and other restrictions by foreign governments.

If these risks limit or prevent us from selling or manufacturing products in any significant international market, prevent us from acquiring products from our foreign suppliers, or significantly increase the cost of our products, our operations could be seriously disrupted until alternative suppliers are found or alternative markets are developed.

   Although we may enter into forward currency exchange contracts and options to hedge the risk of exchange rate fluctuations, these steps may not fully protect us against this risk and we may incur losses.

Because we rely on independent manufacturers to produce most of our products, our sales and profitability may be adversely affected if our independent manufacturers fail to meet pricing, product quality and timeliness requirements or if we are unable to obtain some components used in our products from limited supply sources.

   We depend upon independent manufacturers to manufacture our products in a timely and cost-efficient manner while maintaining specified quality standards. We also rely upon the availability of sufficient production capacity at our manufacturers. Additionally, it is essential that our manufacturers deliver our products in a timely manner because our orders are cancelable by customers if agreed-upon delivery windows are not met. A failure by one or more of our manufacturers to meet established criteria for pricing, product quality or timely delivery could adversely impact our sales and profitability.

   In addition, some of the components used in our products are obtained from only one or two sources. A loss of one of these supply sources could disrupt and delay production and adversely affect our sales and profitability.

We have substantial existing debt and may incur additional debt in the future, so we may be unable to make payments on the Debentures.

   We have substantial amounts of outstanding indebtedness. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness, including the Debentures, when due. We may also obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing our total leverage.

   Our substantial leverage could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;

  . limiting our ability to obtain additional financing;

  . requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures;

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and

  . placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

   In addition, our lending arrangements restrict our ability to incur liens and require that we maintain a minimum interest coverage ratio and debt to cash flow ratio. Our failure to comply with these requirements could result in a default that, if not cured or waived, could cause our lenders to refuse to extend us credit or require us to repay these borrowings before they are due.

Our competitive position could be harmed if we are unable to protect our intellectual property rights.

   We believe that our trademarks, patents, technologies and designs are of great value. From time to time, third parties have challenged, and may in the future try to challenge, our ownership of our intellectual property. In addition, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights. We may need to resort to litigation in the future to enforce our intellectual property rights. This litigation could result in substantial costs and diversion of resources. Our failure to protect our intellectual property rights, and in particular, the loss of the REEBOK, ROCKPORT, RALPH LAUREN or GREG NORMAN trademark rights, could have an adverse impact on our business and our competitive position.

We may not be able to realize the full value of our deferred tax assets.

   We have approximately $120 million of net deferred tax assets, of which approximately $71 million is attributable to the expected utilization of tax net operating loss carryforwards and tax credit carryforwards. Our ability to realize the full value of the deferred tax assets will depend on several factors including the level of taxable income we generate, the countries in which taxable income is generated and the effectiveness of our tax planning strategies. If our estimates of future taxable income are not realized in the near-term, the value of the deferred tax assets and out future net income could be reduced.

Our efforts to restructure our global operations have led to difficulties in product delivery and logistical operations and complications related to our new software system.

   We are in the process of restructuring our global operations in order to achieve operating efficiencies, improve logistics and reduce expenses. As part of this restructuring effort, we are implementing a new global management software system. This system did not previously have an appropriate application for the athletic footwear and apparel industry. We, together with our software vendor and another company in the apparel industry, developed a new software application for the athletic footwear and apparel business. The implementation of this software system resulted in complications and technical difficulties that have required us to expend additional resources, incur additional expenses and delay full implementation of the software system. We have also delayed the consolidation of our European warehouse facilities into our Rotterdam distribution center due to start-up and software complications. We may not be able to effectively execute on our global restructuring plans or achieve the intended benefits including operating and logistical efficiencies in the areas of distribution and information systems. We have experienced, and may in the future experience, delays in the implementation of our global restructuring plans, and difficulties in product delivery and other logistical operations as a result of our global restructuring activities. We could also be subject to increased and duplicate expenditures and charges because of inefficiencies resulting from these restructuring activities.

A strengthening United States dollar reduces our reported results of operations from our international business.

   In 2000, we derived approximately 39% of our revenue from sales in foreign currencies. In our combined financial statements, we translate local currency financial results into United States dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening United States dollar, our gross margins will be reduced because the local currency will translate into fewer United States dollars.

Volatility in the price of leather may increase the cost to produce our products and lower the gross margins that we earn.

   As a result of mad cow and foot-and-mouth disease epidemics in Europe, we have experienced volatility in leather prices. We expect that this trend will continue at least through the end of 2001. To the extent we are unable to offset any increases in the price of leather with increases in the prices of our products, our gross margins will be reduced.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Various statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. In particular, any statement contained in this prospectus or in any document incorporated by reference in this prospectus regarding expectations with respect to future sales, earnings, cash flows, operating efficiencies, product expansion, backlog, financings and share repurchases are subject to risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. You should specifically consider the numerous risks outlined under "Risk Factors."

                                USE OF PROCEEDS

   All of the Debentures and the shares of our common stock issuable upon conversion of the Debentures are being sold by the selling securityholders or their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the Debentures or the shares of our common stock issuable upon conversion of the Debentures.

                       RATIO OF EARNINGS TO FIXED CHARGES

                            Year Ended December 31,
      -------------------------------------------------------------------------------------------------------
      2000              1999                       1998                       1997                       1996
      ----              ----                       ----                       ----                       ----
      3.39              1.32                       1.47                       2.85                       4.84

   The ratio of earnings to fixed charges is computed by dividing income before taxes and fixed charges by fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, plus the portion of rent expense under operating leases that we consider to be representative of the interest factor, plus amortization of debt issuance expenses.

                           DESCRIPTION OF DEBENTURES

   We issued the Debentures under an indenture dated as of February 28, 2001 between us and State Street Bank and Trust Company, as trustee. The following is a summary of the material provisions of the Debentures and the indenture. It may not contain all of the information that is important to you. We urge you to read the indenture that has been filed as an exhibit to this registration statement, because it, and not this description, defines your rights as a holder of the Debentures.

   As used in this description, the words "Reebok," "we," "us" or "our" do not include any of our current or future subsidiaries.

General

   The Debentures are limited to $250,000,000 aggregate principal amount. The Debentures were issued on February 28, 2001. The Debentures will mature on March 1, 2021. The Debentures will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, the City of New York. The Debentures were issued in denominations of $1,000 and integral multiples thereof. The Debentures are convertible into our common stock as described below under "Conversion Rights."

   Interest on the Debentures will accrue at the initial rate of 4 1/4% per annum and will be payable semiannually in arrears on March 1 and September 1, commencing on September 1, 2001, to holders of record. The record dates for the payment of interest will be February 15 and August 15. On September 1, 2007, September 1, 2010 and September 1, 2015, the interest rate on the Debentures will be reset to a rate per annum equal to the interest rate payable 120 days prior to such reset date on 5-year U.S. Treasury Notes minus 0.66%. However, in no event will the interest rate be reset below 4 1/4% per annum or above 6 1/4% per annum. Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. We will calculate interest on the basis of a 360-day year composed of twelve 30-day months. We may, at our option, pay interest on the Debentures by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at its election.

   Interest will cease to accrue on a Debenture upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a Debenture that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such Debenture.

   Holders may present Debentures for conversion at the office of the conversion agent and may present Debentures for registration of transfer at the office of the trustee.

   The indenture provides that, for United States federal income tax purposes, each holder must treat the Debentures as "contingent payment debt instruments" and is bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for federal income tax purposes will be 7%, which is the rate comparable to the rate at which we would borrow on a noncontingent, nonconvertible borrowing. Accordingly, each holder is required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the Debentures are outstanding. In addition, a holder will recognize ordinary income upon a conversion of a Debenture into our common stock equal to the excess, if any, between the value of the common stock received on the conversion and the sum of the original purchase price of the holder's Debenture and accrued but unpaid interest. However, the proper United States federal income tax treatment of a holder of a Debenture is uncertain in various respects. If our determinations with regard to the tax treatment of the Debentures were successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its Debentures.

   HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE DEBENTURES AND WHETHER A PURCHASE OF THE DEBENTURES IS ADVISABLE IN LIGHT OF OUR DETERMINATIONS WITH REGARD TO THE TAX TREATMENT OF THE DEBENTURES AND THE INVESTOR'S PARTICULAR TAX SITUATION.

Ranking of Debentures

   The Debentures are our unsecured and unsubordinated obligations. The Debentures rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.

Conversion Rights

   You have the right, at your option, to convert your Debentures into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased. Holders may only convert Debentures in integral multiples of $1,000. The initial conversion price is $38.56 per share of common stock, subject to adjustment upon the occurrence of events described below. The number of shares of common stock deliverable upon conversion of a Debenture is determined by dividing the principal amount of the Debenture being converted by the conversion price in effect on the trading day prior to the day of surrender for conversion. A holder of a Debenture otherwise entitled to a fractional share will receive cash equal to the then-current market value of such fractional share.

   As soon as practicable after conversion of a Debenture, a holder will receive a certificate for the number of full shares of our common stock deliverable upon the conversion, together with any cash payment for such holder's fractional shares. Except as described below, no payment or adjustment will be made for accrued interest or Liquidated Damages (as defined below in "Registration Rights"), if any, on a converted security.

   We will not adjust the conversion price for accrued interest. We will adjust the conversion price for:

  . dividends or distributions on our common stock payable in common stock or our other capital stock;

  . subdivisions, combinations or certain reclassifications of our common stock;

  . distributions to all holders of our common stock of certain rights entitling them to purchase shares of common stock for a period expiring within 60 days at less than the quoted price per share at the time; and

  . distributions to all holders of our common stock of our assets or debt securities or certain rights to purchase our securities, but excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the closing per share sale price of our common stock on the day preceding the date of declaration of such dividend or other distribution.

   We will not adjust the conversion price, however, if holders of Debentures are to participate in the transaction without conversion, or in certain other cases.

   The indenture permits us to decrease the conversion price from time to time at our discretion.

   Any holder of a Debenture surrendering the Debenture for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date will be required to pay to us an amount equal to the interest payable on the converted principal amount of such Debenture at the time of such surrender. Notwithstanding the preceding sentence, in the event a holder surrenders a Debenture or portion of a Debenture (1) called for redemption by us, (2) subject to purchase by us after a change in control or (3) presented for conversion prior to the occurrence of specified corporate transactions, and the redemption date, purchase date or ex-dividend date relating to the specified corporate transaction, as the case may be, occurs during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date, such holder will not be required to pay to us an amount equal to the interest payable on the converted principal amount of such Debenture.

   The specified corporate transactions referred to in the preceding paragraph include our election to

  . distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the quoted price of the common stock at the time; and

  . distribute to all holders of our common stock any assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing per share sale price of our common stock on the day preceding the declaration date for such distribution.

   We must notify the holders of Debentures at least 20 days prior to the ex-dividend date for any such distribution.

   If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its Debenture immediately prior to the transaction. If the transaction also constitutes a "change in control," as defined below, the holder can require us to purchase all or a portion of its Debentures as described under "--Change in Control Permits Purchase of Debentures by Reebok at the Option of the Holder."

   In the event of:

  . a taxable distribution to holders of our common stock which results in an adjustment of the conversion price; or

  .  a decrease in the conversion price at our discretion,

the holders of the Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See "United States Federal Income Tax Consequences--U.S. Holders-- Constructive Dividends."

Redemption of Debentures at the Option of Reebok

   No sinking fund is provided for the Debentures. Prior to March 5, 2004, we cannot redeem the Debentures at our option. Beginning on March 5, 2004, we may redeem the Debentures, in whole at any time, or in part from time to time, for cash. We will give not less than 15 days nor more than 60 days notice of redemption by mail to holders of Debentures.

   The table below shows redemption prices (which are expressed as percentages of the principal amount of the Debenture redeemed) of a Debenture on March 5, 2004 and the periods thereafter to maturity. Upon redemption, holders of Debentures that are redeemed shall receive in exchange for such Debentures, the redemption price, together with accrued and unpaid interest up to but not including the redemption date and Liquidated Damages, if any. If the redemption date is on or after an interest record date but on or prior to the related interest payment date, interest will be paid to the record holder on the relevant record date.

      Period                                                  Redemption Price
      ------                                                  ----------------
      Beginning March 5, 2004 and ending on February 28,
       2005..................................................     102.125%
      Beginning March 1, 2005 and ending on February 28,
       2006..................................................     101.417%
      Beginning March 1, 2006 and ending on February 28,
       2007..................................................     100.708%
      Beginning March 1, 2007 and thereafter.................     100.000%

   If we redeem less than all of the outstanding Debentures, the trustee shall select the Debentures to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder's Debentures is selected for partial redemption and the holder converts a portion of the Debentures, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of Debentures at the Option of the Holder

   On March 1, 2008, March 1, 2011 and March 1, 2016, each holder may require us to purchase any outstanding Debenture for which such holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their Debentures for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

   We will purchase each outstanding Debenture for which such holder has properly delivered and not withdrawn a written purchase notice at a purchase price equal to 100% of the principal amount of such Debenture, together with accrued and unpaid interest up to but not including the redemption date and Liquidated Damages, if any. If the purchase date is on or after an interest record date but on or prior to the related interest payment date, interest will be paid to the record holder on the relevant record date.

   We will pay the purchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see "United States Federal Income Tax Consequences--U.S. Holders--Sale, Exchange, Conversion or Redemption."

 Required Notices and Procedure

   On a date not less than 20 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their Debentures.


   The purchase notice given by each holder electing to require us to purchase Debentures must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

  . the certificate numbers of the holder's Debentures to be delivered for purchase;

  .  the aggregate principal amount of Debentures to be purchased; and

  . that the Debentures are to be purchased by us pursuant to the applicable provisions of the Debentures.

   A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

  .  the certificate numbers of the Debentures being withdrawn;

  .  the aggregate principal amount of the Debentures being withdrawn; and

  . the aggregate principal amount, if any, of the Debentures that remain subject to the purchase notice.

   In connection with any purchase offer, we will:

  . comply in all material respects with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then apply; and file Schedule TO or any other required schedule under the Exchange Act.

   Our obligation to pay the purchase price for a Debenture as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the Debenture, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the Debenture to be paid promptly following the later of the purchase date or the time of delivery of the Debenture.

   If the paying agent holds money or securities sufficient to pay the purchase price of the Debenture on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the Debenture will cease to be outstanding and interest on such Debenture will cease to accrue, whether or not the Debenture is delivered to the paying agent. After the Debenture ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the Debenture.

   The terms of our then-existing borrowing agreements may limit our ability to purchase Debentures.

   We may not purchase any Debentures at the option of holders if an event of default with respect to the Debentures, other than a default in the payment of the purchase price with respect to such Debentures, has occurred and is continuing.

   Change in Control Permits Purchase of Debentures by Reebok at the Option of the Holder

   In the event of a "change in control," as defined below, occurring on or prior to March 1, 2021, each holder will have the right subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's Debentures, in integral multiples of $1,000 principal amount. The purchase price for such Debenture will equal the aggregate principal amount of such Debenture plus the accrued interest to but excluding the date of purchase and Liquidated Damages, if any. We will be required to purchase the Debentures as of the date that is 45 business days after the occurrence of the change in control. We refer to this date in this prospectus as the "change in control purchase date."

   Within 30 days after a change in control occurs, we must mail a notice regarding the change in control to the trustee, to all holders of Debentures at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. The notice must state, among other things:

  .  the events causing a change in control;

  .  the date of the change in control;

  .  the last date on which a holder may exercise the purchase right;

  .  the change in control purchase price;

  .  the change in control purchase date;

  .  the name and address of the paying agent and the conversion agent;

  .  the conversion price and any adjustments to the conversion price;

  . that Debentures with respect to which a change in control purchase notice has been given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

  .  the procedures that holders must follow to exercise these rights.

   To exercise this right, the holder must deliver a written notice to the paying agent so that it is received by the paying agent no later than the close of business on the fifth business day prior to the change in control purchase date. The purchase notice must state:

  .  the certificate numbers of the Debentures to be delivered by the holder;

  . the portion of the aggregate principal amount of Debentures to be purchased; and

  . that we are to purchase such Debentures pursuant to the applicable provisions of the Debentures.

   A holder may withdraw any change in control purchase notice by delivering a written notice of withdrawal to the paying agent so that it is received by the paying agent prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

  .  the certificate numbers of the Debentures being withdrawn;

  .  the aggregate principal amount being withdrawn; and

  . the aggregate principal amount, if any, of the Debentures that remain subject to a change in control purchase notice.

   Our obligation to pay the change in control purchase price for a Debenture for which a holder has delivered, and not validly withdrawn, a change in control purchase notice is conditioned upon delivery of the Debenture, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such Debenture to be paid promptly following the later of the change in control purchase date or the time of delivery of such Debenture.

   If the paying agent holds money sufficient to pay the change in control purchase price of the Debenture on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, the Debenture will cease to be outstanding and interest on such Debenture will cease to accrue, whether or not the Debenture is delivered to the paying agent. After the Debenture has ceased to be outstanding, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the Debenture.

   Under the indenture, a "change in control" is deemed to have occurred at such time as:

  . any person, including our affiliates and associates, other than us, our subsidiaries or their employee benefit plans, files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which our common stock is reclassified or changed, with certain exceptions; or

  . any share exchange, consolidation or merger is consummated pursuant to which our common stock would be converted into cash, securities or other property, in each case other than any share exchange, consolidation or merger of our company in which the holders of our common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

   The indenture does not permit our board of directors to waive its obligation to purchase Debentures at the option of holders in the event of a change in control.

   In connection with any purchase offer in the event of a change in control, we will:

  . comply in all material respects with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  .  file Schedule TO or any other required schedule under the Exchange Act.

   The change in control purchase feature of the Debentures may make more difficult or discourage a takeover of our company. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

  .  to accumulate common stock;

  . to obtain control of our company by means of a merger, tender offer, solicitation or otherwise; or

  .  by management to adopt a series of anti-takeover provisions.

   Instead, the change in control purchase feature is a standard term contained in other debenture offerings that have been marketed by Credit Suisse First Boston Corporation, the initial purchaser of the Debentures. The terms of the change in control purchase feature resulted from our negotiations with Credit Suisse First Boston Corporation.

   We could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the Debentures but that would increase the amount of our or our subsidiaries' outstanding indebtedness.

   We may not purchase Debentures at the option of holders upon a change in control if an event of default with respect to the Debentures, other than a default in the payment of the change in control purchase price with respect to the Debentures, has occurred and is continuing.

Merger and Sale of Assets by Reebok

   The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

  . we are the surviving person; or the resulting, surviving or transferee person, if other than us, as the case may be, is organized and existing under the laws of:

     (a) the United States, any state thereof or the District of Columbia; or

     (b) any other country, if the merger, consolidation or other transaction would not impair the rights of holders;

  . the successor person assumes all of our obligations under the Debentures and the indenture; and

  . we or such successor person will not be in default under the indenture immediately after the transaction.

   When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Debentures and the indenture. Although the indenture permits these transactions, some of the transactions described above which occur on or prior to March 1, 2021 could constitute a change in control of our company and permit each holder to require us to purchase the Debentures of such holder as described above.

Events of Default

   The following will be events of default for the Debentures:

  . default in payment of accrued interest, the principal amount, redemption price, purchase price or change in control purchase price with respect to any Debenture when such amount becomes due and payable;

  . our failure to comply with any of our other agreements in the Debentures or the indenture upon our receipt of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the Debentures then outstanding and the failure to cure (or obtain a waiver of) such default within 90 days after receipt of such notice;

  . our default in the payment at final maturity, after the expiration of any applicable grace period, of principal of, or premium, if any, on indebtedness for money borrowed, other than non-recourse indebtedness, in the principal amount then outstanding of $25 million or more, or acceleration of any indebtedness in such principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded within 10 business days after notice to us in accordance with the indenture; and

  . specified events of bankruptcy, insolvency or reorganization affecting us.

   If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding may declare the principal amount plus the interest on the Debentures accrued through the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of our company, the principal amount plus the interest on the Debentures accrued through the occurrence of such event shall automatically become and be immediately due and payable.

Modification

   We, together with the trustee, may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the Debentures with the consent of the holders of at least a majority in aggregate principal amount of the Debentures then outstanding. However, without the consent of each holder, no supplemental indenture may:

  . change the record or payment dates for interest payments, reduce the rate of interest on any Debenture or extend the time of payment;

  .  extend the stated maturity of any Debenture;

  . reduce the principal amount, redemption price, purchase price or change in control purchase price with respect to any Debenture;

  . make any Debenture payable in money or securities other than that stated in the Debenture;

  . make any change that adversely affects the right of a holder to convert any Debenture;

  . make any change that adversely affects the right to require us to purchase a Debenture;

  . impair the right to convert, or receive payment with respect to, a Debenture, or right to institute suit for the enforcement of any payment with respect to, or conversion of, the Debentures; and

  . change the provisions in the indenture that relate to modifying or amending the indenture.

   Without the consent of any holder of Debentures, we, together with the trustee, may enter into supplemental indentures for any of the following purposes:

  . to evidence our successor and the assumption by that successor of our obligations under the indenture and the Debentures;

  . to add to our covenants for the benefit of the holders of the Debentures or to surrender any right or power conferred upon us;

  .  to secure our obligations in respect of the Debentures;

  . to make any changes or modifications to the indenture necessary in connection with the registration of the Debentures under the Securities Act and the qualification of the Debentures under the Trust Indenture Act as contemplated by the indenture;

  .  to cure any ambiguity or inconsistency in the indenture.

   No supplemental indenture entered into pursuant to the second, third, fourth or fifth bullets of the preceding paragraph may be entered into without the consent of the holders of a majority in aggregate principal amount of the Debentures, however, if such supplemental indenture may materially and adversely affect the interests of the holders of the Debentures.

   The holders of a majority in aggregate principal amount of the outstanding Debentures may, on behalf of the holders of all Debentures:

  . waive our compliance with restrictive provisions of the indenture, as detailed in the indenture; and

  . waive any past default under the indenture and its consequences, except a default in the payment of interest, the principal amount, redemption price, purchase price or change in control purchase price or obligation to deliver common stock upon conversion with respect to any Debenture or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding Debenture affected.

Registration Rights

   The registration statement of which this prospectus forms a part has been filed under the terms of a registration rights agreement which we entered into with the initial purchaser of the Debentures. In the registration rights agreement we agreed, for the benefits of the holders of the Debentures and the shares of common stock issuable upon conversion of the Debentures, which we refer to together as the Registrable Securities, that we would, at our expense:

  . file with the SEC a registration statement covering resale of the Debentures and of the shares of our common stock issuable upon conversion of the Debentures as soon as is practicable, but in any event within 90 days after the first date of original issuance of the Debentures;

  . use our reasonable efforts to cause the shelf registration statement to be declared effective as promptly as practicable, but in any event within 210 days after the date the debentures are originally issued; and

  . use our reasonable efforts to keep the shelf registration statement effective until the earlier of (1) the sale pursuant to the shelf registration statement of all the securities registered thereunder and
    (2) the expiration of the holding period applicable to such securities held by persons that are not affiliates of us under Rule 144(k) under the Securities Act or any successor provision, subject to permitted exceptions.

   We will be permitted to suspend the use of this prospectus, which is part of the shelf registration statement, under circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period.

   We agreed to pay predetermined liquidated damages ("Liquidated Damages") to holders of Debentures and holders of our common stock if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for the periods in excess of those permitted above. Such Liquidated Damages shall accrue until such failure to file or become effective or unavailability is cured,

     (i) in respect of each $1,000 principal amount of Debentures, at a rate per year equal to 0.25% for the first 90 day period after the occurrence of such event and 0.5% thereafter of such principal amount, plus accrued interest thereon to the date of determination, and

     (ii) in respect of any common stock issued upon conversion of each $1,000 principal amount of Debentures, at a rate per year equal to 0.25% for the first 90 day period and 0.5% thereafter of such principal amount, plus accrued interest to the date of determination divided by the conversion price.

   So long as the failure to file or become effective or such unavailability continues, we will pay Liquidated Damages in cash on March 1 and September 1 (the "Damages Payment Date") of each year to the holder of record of the Debentures or common stock issuable in respect of the Debentures on the immediately preceding February 15 or August 15. When such registration default is cured, accrued and unpaid Liquidated Damages will be paid in cash on the Damages Payment Date immediately following the date of such cure to the record holder as of the date of such cure.

   A holder who sells Debentures and our common stock issued in respect of the Debentures pursuant to the shelf registration statement is required to be named as a selling shareholder in this prospectus, may be required to deliver a prospectus to purchasers and is bound by the provisions of the registration rights agreement that apply to such holder, including indemnification provisions. We will pay all expenses of the shelf registration statement, provide to each registered holder copies of this prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the Debentures and the common stock issued in respect of the Debentures.

   We agreed to give notice to all holders of the filing and effectiveness of the shelf registration statement by release made to Reuters Economic Services and Bloomberg Business News. We previously provided holders with a form of selling securityholder notice and questionnaire, which we refer to as the Notice and Questionnaire. No holder of Registrable Securities is entitled to be named as a selling securityholder in this prospectus and no holder of Registrable Securities is entitled to use this prospectus for offers and resales of Registrable Securities at any time, unless the holder has returned a completed and signed Notice and Questionnaire to us.

   Beneficial owners of Registrable Securities who have not returned a Notice and Questionnaire to us may receive another Notice and Questionnaire from us upon request. Following our receipt of a completed and signed Notice and Questionnaire, we will include the Registrable Securities covered thereby in the shelf registration statement, subject to restrictions on the timing and number of supplements to the shelf registration statement provided in the registration rights agreement.

   This summary of the material provisions of the registration rights agreement may not contain all the information important to holders of Debentures. Holders of Debentures may request from us a copy of the registration rights agreement.

Governing Law

   The indenture and the Debentures are governed by, and will be construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

   State Street Bank and Trust Company is the trustee, registrar, paying agent and conversion agent.

Book-Entry System

   The Debentures were issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the Debentures for all purposes under the indenture. Owners of beneficial interests in the Debentures represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the Debentures, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the indenture. We and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

   The Debentures, represented by a global security, will be exchangeable for certificated securities with the same terms only if:

  . DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

  . we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

  .  a default under the indenture occurs and is continuing.

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

   DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agent, banks, trust companies, clearing corporation and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                          DESCRIPTION OF COMMON STOCK

   The following description is a summary of the terms of our common stock. We have authorized 250,000,000 shares of common stock. As of November 2, 2001, there were 58,902,024 shares of common stock outstanding.

General

   All outstanding shares of common stock are, and those issued upon conversion of the Debentures will be, validly issued, fully paid and nonassessable. As of November 2, 2001 there were 6,025 record holders of our common stock.

   The transfer agent for our common stock is Boston EquiServe.

Voting Rights

   Holders of common stock are entitled to one vote for each share held and have no preemptive or other rights to subscribe for additional shares. There are no cumulative voting rights, with the result that holders of more than 50% of the shares of common stock are able to elect 100% of the board of directors.

Dividends

   Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. We do not anticipate declaring or paying dividends in the foreseeable future.

Liquidation

   On liquidation, dissolution or winding up of Reebok, the holders of our common stock are entitled to receive pro rata our net assets remaining after the payment of all creditors and liquidation preferences, if any.

Massachusetts Law and Certain Provisions of Our Restated Articles of Organization and By-laws

   Our By-laws include a provision excluding us from the applicability of Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly-held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholders.

   Massachusetts General Laws Chapter 156B, Section 50A generally requires that a publicly-held Massachusetts corporation have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects to opt out of the statute's coverage. Our By-laws contain provisions which give effect to Section 50A.

   Our By-laws include a provision excluding us from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The board of directors may amend our By-laws at any time to subject us to this statute prospectively.

   Our Restated Articles of Organization, as amended, provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, authorized a loan of any of our assets to one of our officers or directors which is not repaid or derived an improper personal benefit from their action as directors. This provision does not eliminate director liability under federal securities laws or preclude non-monetary relief under state law. In addition, our By-laws provide that we may indemnify our directors and officers against all liabilities and expenses incurred in connection with service for us or on our behalf.

Rights Plan

   On June 14, 1990, we declared a dividend of one common stock purchase right (a "Right") for every outstanding share of our common stock. The Rights were distributed on June 29, 1990 to stockholders of record as of the close of business on that date. The terms of the Rights are set forth in a common stock Rights Agreement (the "Rights Agreement") between Reebok and American Stock Transfer & Trust Company, as successor Rights Agent to The First National Bank of Boston (the "Rights Agent"). The Rights Agreement provides for the issuance of one Right for every share of common stock issued and outstanding on June 29, 1990 and for each share of common stock which is issued after that date and prior to the "Distribution Date" (as defined below).

   Each Right entitles the holder to purchase from us one share of common stock at a price of $60 per share, subject to adjustment. The Rights will expire on June 14, 2010 (the "Expiration Date"), or the earlier redemption or exchange of the Rights, and are not exercisable until the Distribution Date.

   Under the Rights Agreement, a Committee which consists of independent directors will review and evaluate the Rights Agreement at least once every three years to consider whether its maintenance continues to be in our best interests and the best interests of our stockholders and any of our other constituencies.

   The Distribution Date will occur on the earlier of (i) the 10th business day following the later of the date of a public announcement that a person, including affiliates or associates of such person (an "Acquiring Person"), except as described below, has acquired or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock or the date on which one of our executive officers has actual knowledge that an Acquiring Person became such (the "Stock Acquisition Date") or (ii) the 10th business day following commencement of a tender offer or exchange offer that would result in any Person or its affiliates and associates owning 15% or more of our outstanding common stock or such later date on or after such commencement date as may be determined by a majority of the Directors then in office. In such event, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of our common stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

   As long as the Rights are attached to the common stock, we will issue one Right with each newly issued share of common stock which may be issued pursuant to employee benefit plans, and may issue one Right with each newly issued share of common stock otherwise issued by us, so that all shares of common stock outstanding on the Distribution Date will have attached Rights.

   If at any time after the Stock Acquisition Date, we are acquired in a merger or other business combination, or more than 50% of our assets or earnings power are sold, each holder of a Right will have the right to exercise such Right and thereby receive common stock of the acquiring company with a market value of two times the exercise price of the Right. Also, in the event that any person or group of affiliated or associated persons (other than our company and our affiliates) shall become an Acquiring Person, each holder of a Right will have the right to receive shares of our common stock (or, in certain circumstances, cash, property or other securities of our company) having a market value of two times the exercise price of the Right. Following the occurrence of any of the events described in this paragraph (as defined in the Rights Agreement, a "Common Stock Event"), any Rights that are, (or under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or any affiliates, associates, or transferees of any Acquiring Person) shall immediately become null and void.

   Our board of directors may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights for shares of common stock at an exchange ratio of one share of common stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Declaration Date (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). The board of directors, however, may not effect an exchange at any time after any person (other than us, any of our subsidiaries, any of our or our subsidiaries' employee benefit plans, or any entity holding our common stock for or pursuant to the terms of any such plan), together with all affiliates or associates of such person, becomes the Beneficial Owner of 50% or more of our common stock then outstanding. Immediately upon the action of the board of directors ordering the exchange of any Rights and without any further action or notice, the right to exercise such Rights will terminate and the only right thereafter of a holder of such Rights will be to receive that number of shares of common stock equal to the number of such Rights held by the holder multiplied by the Exchange Ratio. Any such actions by the board of directors shall be by a majority of the directors then in office.

   At any time prior to the earlier of the Distribution Date or Expiration Date, we, by a majority vote of the directors then in office, may redeem the Rights at a redemption price of $.01 per Right (the "Redemption Price"), as described in the Rights Agreement. Immediately upon the action of the board of directors electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

   Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following discussion is intended to be a general summary of the material United States federal income tax consequences of the ownership and disposition of Debentures and common stock into which the Debentures have been converted. Due to the complexity of the tax laws of the United States and other taxing jurisdictions, the uncertainty, in some instances, as to the manner in which such laws apply to holders, and possible changes in law, it is particularly important that each holder consult with its own tax advisor regarding the tax treatment of the ownership and disposition of Debentures and common stock into which the Debentures have been converted under the laws of any federal, state, local or other taxing jurisdiction.

   This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service will not challenge one or more of the conclusions described herein, and the Company has not obtained, nor does the Company intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of acquiring or holding Debentures or common stock. Moreover, this summary deals only with purchasers who hold Debentures or common stock into which Debentures have been converted as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, S corporations, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding Debentures as a position in a "straddle," "hedge," "conversion transaction," "constructive sale" or other integrated transaction for tax purposes, persons who own, directly or indirectly, 10% or more of our voting power, or U.S. holders, as defined below, whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under United States alternative minimum tax rules, United States federal estate or gift tax laws (except as specifically described below with respect to non-U.S. holders), the laws of any U.S. state or locality, or any foreign tax laws.

   Prospective purchasers of the Debentures are urged to consult their own tax advisors concerning the consequences, in their particular circumstances, of ownership and disposition of the Debentures, and common stock into which the Debentures have been converted, under the U.S. federal tax laws and the laws of any relevant state, local or non-United States taxing jurisdiction.

   As used herein, the term "U.S. holder" means a beneficial owner of Debentures or common stock into which Debentures have been converted that is, for United States federal income tax purposes:

  .  a citizen or individual resident of the United States;

  . a corporation, or other entity that has elected to be treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  . an estate, the income of which is subject to United States federal income tax regardless of its source; or

  . a trust if, in general, a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

   As used herein, the term "non-U.S. holder" means a beneficial owner, other than a partnership, of Debentures or common stock into which Debentures have been converted that is not a U.S. holder for United States federal income tax purposes.

   If a partnership, including for this purpose any entity treated as a partnership for United States tax purposes, is a beneficial owner of Debentures or common stock into which Debentures have been converted, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of Debentures that is a partnership, and partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of Debentures and common stock into which Debentures have been converted.

Classification of the Debentures

   Pursuant to the terms of the indenture, we and each holder of the Debentures must, for United States federal income tax purposes, treat the Debentures as indebtedness for United States federal income tax purposes subject to the regulations governing contingent payment debt instruments ("CPDI"). The indenture also provides that each holder is bound by our application of those regulations to the Debentures, including our determination of the rate at which interest will be deemed to accrue on the Debentures for United States federal income tax purposes. The remainder of this discussion assumes that the Debentures will be treated in accordance with that agreement and our determinations. However, the proper United States federal income tax treatment of a holder of a Debenture is uncertain in various respects, and no assurance can be given that the IRS will not assert that the Debentures should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in Debentures. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should have recognized capital gain upon a taxable disposition of its Debenture.

U.S. Holders

 Accrual of Interest on the Debentures

   Under the rules governing contingent payment debt obligations, a United States person generally will be required to accrue interest income on the Debentures, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will be required to include interest in taxable income in each year in excess of the accruals on the Debentures and in excess of any interest payments actually received in that year.

   The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the Debentures that equals:

  (1) the product of (i) the adjusted issue price (as defined below) of the Debentures as of the beginning of the actual period; and (ii) the comparable yield to maturity (as defined below) of the Debentures, adjusted for the length of the accrual period;

  (2)  divided by the number of days in the accrual period; and

  (3) multiplied by the number of days during the accrual period that the U.S. holder held the Debentures.

   A Debenture's issue price is the first price at which a substantial amount of the Debentures is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the Debentures.

   Under the rules governing contingent payment debt obligations, we are required to establish the "comparable yield," and we have determined that the comparable yield for the Debentures is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Debentures. Accordingly, we have determined the comparable yield to be 7% compounded semiannually.

   We are required to provide to U.S. holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the Debentures. This schedule must produce the comparable yield. The projected payment schedule for the Debentures includes estimates for payments of interest and an estimate for a payment at maturity taking into account the conversion feature. U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: Reebok International Ltd., 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021, Attention: Office of Investor Relations.

   Under the indenture, each U.S. holder for United States federal income tax purposes, is required to use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the Debentures.

  THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY OTHER PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE WITH RESPECT TO THE DEBENTURES.

   Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

 Adjustments to Interest Accruals on the Debentures

   If, during any taxable year, a U.S. holder receives actual payments with respect to the Debentures for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. This adjustment will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

   If a U.S. holder receives in a taxable year actual payments with respect to the Debentures for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. holder's interest income on the Debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder's interest income on the Debentures during the prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

 Purchase for Premium or Discount

   If a U.S. holder purchases a Debenture at a premium or discount to the Debenture's adjusted issue price at the time of purchase, the U.S. holder must reasonably allocate any difference between the adjusted issue price of the Debenture at the time of the purchase and the price paid by the U.S. holder to daily portions of interest or projected payments over the remaining term of the Debenture. If the price paid by the U.S. holder is less than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. If the price paid by the U.S. holder is greater than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. U.S. holders should consult their own tax advisors concerning the operation of these rules and the allocation of the premium or discount.

 Sales, Exchange, Conversion or Redemption

   Generally, the sale, exchange, redemption or other disposition of a Debenture will result in taxable gain or loss to a U.S. holder. In addition, as described above, our calculation of the comparable yield and the schedule of projected payments for the Debentures includes the receipt of common stock upon conversion as a contingent payment with respect to the Debentures. Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a Debenture as a contingent payment under the CPDI regulations. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to the U.S. holder. The amount of gain or loss on a taxable sale, exchange, conversion, redemption or other disposition will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder's adjusted tax basis in the Debenture. A U.S. holder's adjusted tax basis in a Debenture will generally be equal to the U.S. holder's original purchase price for the Debenture, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments previously made on the Debentures to the U.S. holder. Gain recognized upon a sale, exchange, conversion, redemption or other disposition of a Debenture will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the Debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations. All holders should consult their tax advisors regarding the treatment of capital gains and losses.

   A U.S. holder's tax basis in our common stock received upon a conversion of a Debenture will equal the then current fair market value of such common stock. The U.S. holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

 Dividends on Common Stock

   If a U.S. holder converts Debentures into common stock, in general, distributions on the common stock that are paid out of our current or accumulated earnings and profits, as defined for United States federal income tax purposes, will constitute dividends and will be includible in income by a holder and taxable as ordinary income when received or accrued, in accordance with that holder's method of accounting for United States federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder's investment, up to the holder's basis in the common stock. Any remaining excess will be treated as capital gain.

 Constructive Dividends

   The conversion price of the Debentures is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury Regulations issued thereunder, an adjustment in the conversion price, or the failure to make such an adjustment, may under particular circumstances be treated as a constructive taxable dividend to U.S. holders of our Debentures or common stock to the extent of our current or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the proportionate interest of a U.S. holder of Debentures in our earnings and profits generally should not result in a constructive distribution where the adjustment does not compensate the U.S. holder of Debentures for taxable distributions to our stockholders. However, in other circumstances, adjustments (or the failure to make adjustments) may result in a constructive distribution to U.S. holders of Debentures or common stock, taxable to the holders even though they did not receive any cash or property. For example, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the Debentures, the conversion rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the Debentures. Conversely, if an event occurs that dilutes the interests of holders of our Debentures and the conversion price is not adjusted, the resulting increase in the proportionate interests of holders of common stock could be treated as a taxable stock dividend to the holders of our common stock.

 Backup Withholding and Information Reporting

   Non-exempt U.S. holders may be subject to information reporting with respect to certain "reportable payments," including payments of principal and interest on Debentures, dividends on common stock and the proceeds of the sale or other disposition of the Debentures or common stock. Non-exempt U.S. holders that are subject to information reporting and that do not provide appropriate information when requested may be subject to backup withholding at a 31% rate. U.S. holders should consult their tax advisors regarding the applicability of backup withholding.

   We will report to the U.S. holders of Debentures and common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Special Rules Applicable to Non-U.S. Holders

   Although the following discussion applies specifically to non-U.S. holders, it is not exhaustive. The discussion preceding this section may also apply to non-U.S. holders. Non-U.S. holders should consult their own tax advisors concerning the applicability of the United States federal tax laws and the laws of any relevant state, local or non-United States taxing jurisdiction.

 Payment of Interest

   Generally, payments of interest to nonresident persons or entities are subject to a United States withholding tax at a rate of 30%, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax and the recipient of the interest payments complies with all certification requirements necessary to qualify for the treaty benefit. However, payments to a non-U.S. holder of interest income that is not effectively connected with a United States trade or business will not be subject to a United States withholding tax under the "portfolio interest exemption" provided that:

  . the non-U.S. holder does not actually or constructively own (pursuant to the conversion feature of the Debentures or otherwise) 10% or more of the combined voting power of all of our classes of stock entitled to vote;

  . the non-U.S. holder is not a "controlled foreign corporation" related to us actually or constructively through stock ownership; and

  . the non-U.S. holder is not a bank which acquired the Debentures in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

   The portfolio interest exemption and several of the special rules for non-U.S. holders described below apply only if the non-U.S. holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If a non-U.S. holder holds the Debenture through a financial institution or other agent acting on the holder's behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements will generally apply to the partners rather than the partnership.

   We may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to, each non-U.S. holder.

   Except to the extent that an applicable treaty otherwise provides, generally a non-U.S. holder will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with the non-U.S. holder's conduct of a United States trade or business. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it may not be subject to withholding tax if the non-U.S. holder delivers proper certification to the payor.

 Conversion of Debentures

   In general, a non-U.S. holder will not be subject to United States federal income tax or withholding tax upon the conversion of a Debenture into common stock. However, cash (if any) received a lieu of a fractional share will be subject to United States federal income tax if it is U.S. trade or business income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described above under "Sale, Exchange, Conversion or Redemption."

   In general, a non-U.S. holder will not be subject to United States federal income or withholding tax with respect to gain upon the disposition of Debentures or common stock, unless:

  . the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States;

  . such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

  . such non-U.S. holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates; or

  . we are, or have been at any time, within the shorter of the five year period preceding such sale or other disposition and the period the non-U.S. holder held the Debenture, a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a "United States real property holding corporation" within the meaning of Section 897 of the Code and do not expect that we will become one in the future.

   U.S. trade or business income of a non-U.S. holder will generally be subject to regular United States income tax in the same manner as if it were realized by a U.S. holder. Non-U.S. holders that realize U.S. trade or business income with respect to the Debentures or common stock should consult their tax advisers as to the treatment of such income or gain. In addition, U.S. trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

 Dividends

   A non-U.S. holder of our common stock will generally be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty) on distributions by us with respect to our common stock that are treated as dividends paid (and on dividends deemed paid on the Debentures or common stock, as described above under "Constructive Dividends"). Except to the extent that an applicable tax treaty otherwise provides, generally a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and a corporate non-U.S. holder may also be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified in an applicable income tax treaty.

 Death of a Non-U.S. Holder

   An individual who is not a citizen or resident of the United States and who holds a Debenture at the time of death will not be required to include the Debenture in the individual's gross estate for United States estate tax purposes, provided that interest payments with respect to such Debenture would have qualified for the portfolio interest exemption described above. However, if such an individual holds our common stock, actually or beneficially, at the time of the individual's death (or previously transferred the common stock subject to certain retained rights or powers), the common stock will be included in the individual's gross estate and subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

 Backup Withholding and Information Reporting

   Generally, information reporting and backup withholding do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to non-U.S. holders, or to interest or dividends that are exempt from that tax by application of a tax treaty or special exception. Also, generally, if payments are made to a non-U.S. holder by a broker upon a sale of Debentures or common stock, the payments will not be subject to information reporting or backup withholding. In order to avoid backup withholding, a non-U.S. holder may be required to certify the holder's foreign status. Non-U.S. holders of Debentures or common stock should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining any available exemption.

   THE PRECEDING DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF DEBENTURES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THE PROPER TAX TREATMENT OF A HOLDER OF DEBENTURES IS UNCERTAIN IN VARIOUS RESPECTS. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES AND SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                            SELLING SECURITYHOLDERS

   We originally issued the Debentures in a private placement in February 2001. The Debentures were resold by the initial purchaser to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the Debentures and the underlying common stock pursuant to this prospectus.

   The following table sets forth information as of November 19, 2001 about the principal amount of Debentures and the underlying common stock, beneficially owned by each selling securityholder, that may be offered using this prospectus.

   Unless otherwise described below, to our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

   A selling securityholder may offer all or some portion of the Debentures and shares of the common stock issuable upon conversion of the Debentures. Accordingly, no estimate can be given as to the amount or percentage of Debentures or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their Debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act without having notified us of such sale, transfer or disposition.

                          Principal Amount
                           of Debentures
                          Owned Before The Percentage of  Number of Shares   Percentage of
                            Offering And    Debentures     of Common Stock    Common Stock
                          That May Be Sold  Outstanding  That May Be Sold(1) Outstanding(2)
Name                      ---------------- ------------- ------------------- --------------
Allstate Insurance
 Company(3).............   $ 1,000,000.00        *              25,933              *
Allstate Life Insurance
 Company(3).............   $ 2,300,000.00        *              59,647              *
American Fidelity
 Assurance Company......   $   500,000.00        *              12,966              *
Amerisure
 Companies/Michigan
 Mutual Insurance
 Company................   $   500,000.00        *              12,966              *
Arbitex Master Fund
 L.P....................   $15,000,000.00      6.00%           389,004              *
Arkansas PERS...........   $ 1,800,000.00        *              46,680              *
Associated Electric &
 Gas Insurance Services
 LTD....................   $   500,000.00        *              12,966              *
Aventis Pension Master
 Trust..................   $   400,000.00        *              10,373              *
Banc of America
 Securities LLC.........   $   160,000.00        *               4,149              *
Bay County PERS.........   $   125,000.00        *               3,241              *
BCS Life Insurance
 Company................   $   350,000.00        *               9,076             *
Bear, Stearns & Co.
 Inc....................   $   605,000.00        *              15,689             *
Blue Cross Blue Shield
 of Florida.............   $   600,000.00        *              15,560             *
Boilermaker-Blacksmith
 Pension Trust..........   $ 2,860,000.00      1.14%            74,170             *
Boilermakers Blacksmith
 Pension Trust..........   $ 1,125,000.00        *              29,175             *
BTES-Convertible
 Arbitrage..............   $ 3,500,000.00      1.40%            90,767             *
BTPO Growth Vs Value....   $ 9,000,000.00      3.60%           233,402             *
Calamos Convertible
 Fund-Calamos Investment
 Trust..................   $ 5,300,000.00      2.12%           137,448             *
Calamos Convertible
 Growth and Income Fund-
 Calamos Investment
 Trust..................   $ 2,940,000.00      1.18%            76,244             *
Calamos Convertible
 Portfolio-Calamos
 Advisors Trust.........   $   240,000.00        *               6,224             *
Calamos Global
 Convertible Fund-
 Calamos Investment
 Trust..................   $   180,000.00        *               4,668             *
Capital Care, Inc.......   $    70,000.00        *               1,815             *
Carefirst of Maryland,
 Inc....................   $   300,000.00        *               7,780             *
Catholic Mutual Relief
 Society of America.....   $   700,000.00        *              18,153             *
Central States Health
 and Life Company of
 Omaha..................   $   350,000.00        *               9,076              *
CFFX, LLC...............   $ 1,000,000.00        *              25,933             *
City of Albany Pension
 Plan...................   $   250,000.00        *               6,483             *
City of Birmingham
 Retirement & Relief
 System.................   $ 1,300,000.00        *              33,713             *

                                               Principal Amount
                                                of Debentures
                                               Owned Before The Percentage of  Number of Shares    Percentage of
                                                 Offering And    Debentures     of Common Stock    Common Stock
                                               That May Be Sold  Outstanding  That May Be Sold(1) Outstanding(2)
Name                                           ---------------- ------------- ------------------- ---------------
City of Knoxville Pension System.............   $   570,000.00        *               14,782             *
Clarica Life Insurance Co.-U.S...............   $   700,000.00        *               18,153             *
Clinton Multistrategy Master Fund, Ltd.......   $ 2,000,000.00        *               51,867             *
Clinton Riverside Convertible Portfolio
 Limited.....................................   $ 6,000,000.00      2.40%            155,601             *
Convertible Securities Fund..................   $   145,000.00        *                3,760             *
Credit Lyonnais Securities (USA) Inc.........   $ 4,000,000.00      1.60%            103,734             *
Credit Suisse First Boston Corporation (4)...   $57,205,000.00     22.88%          1,483,531           2.46%
CSFB Convertible & Quantitative Strategies...   $   700,000.00        *               18,153             *
Cumberland Insurance Company.................   $   100,000.00        *                2,593             *
Cumberland Mutual Fire Insurance Company.....   $   450,000.00        *               11,670             *
Delaware PERS................................   $ 1,250,000.00        *               32,417             *
Delta Airlines Master Trust..................   $ 3,155,000.00      1.26%             81,820             *
Delta Pilots Disability and Survivorship
 Trust.......................................   $   975,000.00        *               25,285             *
Dorinco Reinsurance Company..................   $   825,000.00        *               21,395             *
Drury University.............................   $    95,000.00        *                2,463             *
Equity & Convertibles Fund...................   $   615,000.00        *               15,949             *
Equity Income Fund...........................   $    60,000.00        *                1,556             *
Farmers Home Mutual Insurance Company........   $   250,000.00        *                6,483             *
Fidelity Financial Trust: Fidelity
 Convertible Securities Fund.................   $ 6,550,000.00      2.62%            169,865             *
First Mercury Insurance Company..............   $   500,000.00        *               12,966             *
F. R. Convt. Sec. Fn.........................   $   250,000.00        *                6,483             *
Free State Health Plan, Inc..................   $    85,000.00        *                2,204             *
Frontier Insurance Company...................   $    60,000.00        *                1,556             *
Genesee County Employees' Retirement System..   $   525,000.00        *               13,615             *
Granville Capital Corporation................   $ 6,000,000.00      2.40%            155,601             *
Greek Catholic Union.........................   $    40,000.00        *                1,037             *
Greek Catholic Union II......................   $    35,000.00        *                  907             *
Group Hospitalization and Medical Services,
 Inc.........................................   $   350,000.00        *                9,076             *
Guaranty Income Life Insurance Company.......   $   400,000.00        *               10,373             *
Hannover Life Reassurance Company of
 America.....................................   $ 1,400,000.00        *               36,307             *
Health Now New York, Inc.....................   $   100,000.00        *                2,593             *
HFR Master Fund, Ltd.........................   $   200,000.00        *                5,186             *
Highbridge International LLC.................   $20,150,000.00      8.06%            522,562             *
H.K. Porter Company, Inc.....................   $    70,000.00        *                1,815             *
ICI American Holdings Trust..................   $   450,000.00        *               11,670             *
Jackson County Employees' Retirement System..   $   175,000.00        *                4,538             *
KBC Financial Products USA...................   $ 5,500,000.00      2.20%            142,634             *
Kettering Medical Center Funded Depreciation
 Account.....................................   $   170,000.00        *                4,408             *
Knoxville Utilities Board Retirement System..   $   400,000.00        *               10,373             *
Landmark Life Insurance Company..............   $   100,000.00        *                2,593             *
LDG Limited..................................   $   300,000.00        *                7,780             *
Lebanon Mutual Insurance Company.............   $   140,000.00        *                3,630             *
Lexington Vantage Fund, Ltd..................   $   100,000.00        *                2,593             *
Lincoln Heritage Life Insurance Company......   $   120,000.00        *                3,112             *
Lincoln National Convertible Securities
 Fund........................................   $ 1,000,000.00        *               25,933             *
Louisiana Workers' Compensation Corporation..   $   380,000.00        *                9,854             *
Loyal Christian Benefit Association..........   $   140,000.00        *                3,630             *
Lyxor Master Fund............................   $ 1,000,000.00        *               25,933             *
Macomb County Employees' Retirement System...   $   700,000.00        *               18,153             *
Marquette Indemnity and Life Insurance
 Company.....................................   $   100,000.00        *                2,593             *
McMahan Securities Co. L.P...................   $ 1,000,000.00        *               25,933             *
Medmarc Insurance Company....................   $   630,000.00        *               16,338             *
Middle Cities Risk Management Trust..........   $   170,000.00        *                4,408             *
MILIC/Woodsmill Limited #1...................   $    20,000.00        *                  518             *
MILIC/Woodsmill Limited #2...................   $    10,000.00        *                  259             *
MLQA Convertible Securities Arbitrage, Ltd...   $ 7,000,000.00      2.80%            181,535             *
Morgan Stanley...............................   $ 3,500,000.00      1.40%             90,767             *

                                              Principal Amount
                                               of Debentures
                                              Owned Before The Percentage of  Number of Shares    Percentage of
                                                Offering And    Debentures     of Common Stock    Common Stock
                                              That May Be Sold  Outstanding  That May Be Sold(1) Outstanding(2)
Name                                          ---------------- ------------- ------------------- ---------------
Nashville Electric Service..................   $   250,000.00        *               6,483              *
Nations Convertible Securities Fund.........   $ 3,405,000.00      1.36%            88,303              *
Nations Equity Fund.........................   $ 1,015,000.00        *              26,322              *
NCMIC.......................................   $   400,000.00        *              10,373              *
New York Life Insurance and Annuity
 Corporation................................   $ 1,200,000.00        *              31,120              *
New York Life Insurance Company.............   $ 9,600,000.00      3.84%           248,962              *
NORCAL Mutual Insurance Company.............   $   480,000.00        *              12,448              *
Northern Income Equity Fund.................   $ 1,000,000.00        *              25,933              *
Oklahoma Attorneys Mutual Insurance
 Company....................................   $    40,000.00        *               1,037              *
Onyx Fund Holdings, LDC.....................   $ 2,000,000.00        *              51,867              *
Physicians Life Insurance Company...........   $   600,000.00        *              15,560              *
Physicians' Reciprocal Insurers Account #7..   $ 2,000,000.00        *              51,867              *
Port Authority of Allegheny County
 Retirement and Disability Allowance Plan
 for the Employees Represented by Local 85
 of the Amalgamated Transit Union...........   $ 2,760,000.00      1.10%            71,576              *
Premera Blue Cross..........................   $ 1,000,000.00        *              25,933              *
Prisma Foundation...........................   $    80,000.00        *               2,074              *
Quattro Fund, Ltd...........................   $ 4,250,000.00      1.70%           110,217              *
RCG Latitude Master Fund....................   $ 1,000,000.00        *              25,933              *
San Diego County Employees Retirement
 Association................................   $ 1,000,000.00        *              25,933              *
SCI Endowment Care Common Trust Fund-First
 Union......................................   $    85,000.00        *               2,204              *
SCI Endowment Care Common Trust Fund-
 National Fiduciary Services................   $   340,000.00        *               8,817              *
SCI Endowment Care Common Trust Fund-
  Suntrust..................................   $   150,000.00        *               3,890              *
Scor Life Re Convertible Program............   $   400,000.00        *              10,373              *
SEI Private Trust Company(5)................   $ 1,350,000.00        *              35,010              *
SG Cowen Securities Corp....................   $ 3,386,000.00      1.35%            87,811              *
Southdown Pension Plan......................   $   250,000.00        *               6,483              *
Southern Farm Bureau Life Insurance
 Company....................................   $   750,000.00        *              19,450              *
Spear, Leeds & Kellogg......................   $ 2,000,000.00        *              51,867              *
SPT.........................................   $ 1,445,000.00        *              37,474              *
State of Florida, Office of the Treasurer...   $ 2,000,000.00        *              51,867              *
State of Oregon-Equity......................   $ 4,000,000.00      1.60%           103,734              *
Syngenta AG.................................   $   450,000.00        *              11,670              *
Texas Builders Insurance Company............   $   180,000.00        *               4,668              *
The Cockrell Foundation.....................   $    75,000.00        *               1,945              *
The Dow Chemical Company Employees'
 Retirement Plan............................   $ 5,150,000.00      2.06%           133,558              *
The Fondren Foundation......................   $   180,000.00        *               4,668              *
TQA Master Fund, Ltd........................   $ 3,250,000.00      1.30%            84,284              *
TQA Master Plus Fund, Ltd...................   $ 1,300,000.00        *              33,713              *
Transguard Insurance Company of America,
 Inc. ......................................   $   500,000.00        *              12,966              *
UBS O'Connor LLC f/b/o UBS Global Equity
 Arbitrage Master Ltd. .....................   $ 4,500,000.00      1.80%           116,701              *
Union Carbide Retirement Account............   $ 1,700,000.00        *              44,087              *
United Food and Commercial Workers Local
 1262 and Employers Pension Fund............   $ 1,350,000.00        *              35,010              *
United National Insurance Company...........   $   800,000.00        *              20,746              *
Value Line Convertible Fund, Inc............   $ 1,000,000.00        *              25,933              *
Van Kampen Harbor Fund......................   $ 2,500,000.00      1.00%            64,834              *
Vesta-Inex Insurance Exchange IASA..........   $   540,000.00        *              14,004              *
Vopak USA, Inc. Retirement Plan.............   $   760,000.00        *              19,709              *

                                           Principal Amount
                                            of Debentures
                                           Owned Before The   Percentage of  Number of Shares    Percentage of
                                             Offering And      Debentures     of Common Stock    Common Stock
                                           That May Be Sold    Outstanding  That May Be Sold(1) Outstanding(2)
Name                                       ----------------   ------------- ------------------- ---------------
White River Securities L.L.C.............   $ 2,760,000.00        1.10%             71,576             *
William Blair & Co.......................   $ 2,000,000.00          *               51,867             *
Wilmington Trust Co., as owner Trustee
 for the Forrestal Funding Master Trust..   $35,800,000.00       14.32%            928,422           1.55%
Zazove Hedged Convertible Fund L.P.......   $   755,000.00          *               19,579             *
Zazove Income Fund L.P...................   $   650,000.00          *               16,856             *
Zeneca Holdings Trust....................   $   325,000.00          *                8,428             *
Zurich Institutional Benchmarks Master
 Fund Ltd................................   $   600,000.00          *               15,560             *
                                            --------------       ------          ---------           -----
Total....................................   $  307,231,000(6)        --          7,967,579(6)           --

--------
 *   Less than 1%.
(1) Assumes conversion of all of the holder's Debentures at a conversion rate of 25.9336 shares of common stock per $1,000 principal amount of Debentures. However, this conversion rate will be subject to adjustment as described under "Description of Debentures - Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease in the future.
(2) Calculated based on 58,902,024 shares of common stock outstanding as of November 2, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's Debentures. However, we did not assume the conversion of any other holder's Debentures.
(3) Allstate Life Insurance Company is a subsidiary of Allstate Insurance Company. Allstate Insurance Company beneficially owns 4,900 shares of our common stock. Allstate Life Insurance Company beneficially owns 300 shares of our common stock.
(4) Credit Suisse First Boston Corporation served as the initial purchaser of the Debentures in February 2001.
(5) SEI Private Trust Company beneficially owns 25,300 shares of our common stock.
(6) Since the date on which they provided the information regarding their holdings, some of the selling securityholders identified in this table may have sold, transferred or disposed of all or a portion of their Debentures in transactions exempt from the registration requirements of the Securities Act without having notified us of such sale, transfer or disposition. Consequently, the total principal amount of Debentures and total amount of common stock issuable upon conversion of the Debentures reflected in this table may exceed the amounts registered pursuant to the registration statement of which this prospectus is a part. At any given time, no more than $250,000,000 in aggregate principal amount of the Debentures (and 6,483,402 shares of common stock issuable upon conversion of the Debentures, subject to adjustment of the Conversion Price as described elsewhere in this prospectus) will be outstanding and we do not purport to register under the Securities Act securities in excess of these amounts.

   If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of Debentures pursuant to the registration statement, we will file a post-effective amendment to the registration statement to include that information.

                              PLAN OF DISTRIBUTION

   We will not receive any of the proceeds of the sale of the Debentures and the underlying common stock offered by this prospectus. The Debentures and the underlying common stock may be sold from time to time to purchasers:

  .  directly by the selling securityholders; or

  . through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Debentures and the underlying common stock (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

   The selling securityholders and any such broker-dealers or agents who participate in the distribution of the Debentures and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities as underwriters under the Securities Act.

   If the Debentures and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

   The Debentures and the underlying common stock may be sold in one or more transactions at:

  .  fixed prices;

  .  prevailing market prices at the time of sale;

  .  prices related to prevailing market prices;

  .  varying prices determined at the time of sale; or

  .  negotiated prices.

   These sales may be effected in transactions:

  . on any national securities exchange or quotation service on which the Debentures and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

  .  in the over-the-counter market;

  . in transactions otherwise than on such exchanges or services or in the over-the-counter market;

  .  through the writing of options;

  . through the distribution by any selling securityholder to its partners, members or shareholders; or

  .  through a combination of the above.

   These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

   In connection with the sales of the Debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Debentures and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the Debentures and the underlying common stock short and deliver Debentures and the underlying common stock to close out short positions, or loan or pledge Debentures and the underlying common stock to broker-dealers that in turn may sell the Debentures and the underlying common stock.

   Under the securities laws of some states, the Debentures and the underlying common stock may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the Debentures and underlying common stock may not be sold unless the Debentures and underlying common stock have been registered or qualified for sale in these states or an exemption from registration or qualification is available and is complied with.

   To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Debentures and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the Debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the Debentures and the underlying common stock by other means not described in this prospectus.

   Our common stock trades on the New York Stock Exchange under the symbol "RBK." The Debentures are currently available for trading among qualified institutional buyers in The PortalSM Market, a subsidiary of The Nasdaq Stock Market, Inc. However, no assurance can be given as to the development of liquidity or any trading market for the Debentures.

   There can be no assurance that any selling securityholder will sell any or all of the Debentures or the underlying common stock pursuant to this prospectus. In addition, any Debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

   The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Debentures and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Debentures and the underling common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the Debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the Debentures and the underlying commons stock.

   Pursuant to the registration rights agreement that has been filed as an exhibit to this registration statement, we and the selling securityholders will each indemnify the other against specified liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

   We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Debentures and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                             VALIDITY OF SECURITIES

   The validity of the Debentures and the common stock issuable upon conversion will be passed upon for Reebok by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  $250,000,000


                                 [Reebok logo]
                         4 1/4% Convertible Debentures

                               due March 1, 2021

                                      and

                 6,483,402 Shares of Common Stock Issuable Upon

                          Conversion of the Debentures

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

     Securities and Exchange Commission registration fee.............. $ 59,766
     Printing and engraving fees......................................   10,000
     Accountant's fees and expenses...................................   50,000
     Legal fees and expenses..........................................   25,000
     Trustee and Transfer Agent fees and expenses.....................   16,000
     Rating agency fees and expenses..................................  145,000
     Miscellaneous expenses...........................................   20,000
                                                                       --------
       Total.......................................................... $325,766

Item 15. Indemnification of Directors and Officers

   Section 67 of Chapter 156B of the Massachusetts General Laws provides that indemnification of directors, officers, employees, and agents of the Registrant may be provided to the extent specified in or authorized by (i) its articles of organization, (ii) a by-law provision adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

   As permitted by Section 67 of Chapter 156B of the Massachusetts General Laws, Section 9 of the By-laws of the Registrant provides that the Registrant shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who serve at its request as directors and officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director or officer, except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant (any person serving another organization in one or more of the indicated capacities at the request of the Registrant who shall have acted in good faith in the reasonable belief that his action was in the best interests of such other organization to be deemed as having acted in such manner with respect to the Registrant) or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

   Section 9 further provides that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for the compromise payment or for any other expenses shall be provided unless the compromise is approved as in the best interests of the Registrant, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer.

   Additionally, Section 9 provides that expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any action, suit or other proceeding may be paid from time to time by the Registrant in advance of the final disposition thereof upon receipt of an undertaking by the director or officer to repay the amounts so paid to the Registrant if it is ultimately determined that indemnification for these expenses is not authorized under Section 9.

   The right of indemnification provided by Section 9 of the By-laws is not to be exclusive of or affect any other rights to which any director or officer may be entitled. As used in Section 9, the terms "director" and "officer" include their respective heirs, executors and administrators, and an "interested" director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in Section 9 shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

   Article 6(k) of the Registrant's Restated Articles of Organization, as amended, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages by breach of fiduciary duty as a director to the extent provided by applicable law notwithstanding any provision of law imposing such liability; provided, however, that Article 6(k) shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violating of law, (iii) under section 61 or 62 of the Business Corporation Law of The Commonwealth of Massachusetts, or
(iv) for any transaction from which the director derived an improper personal benefit. This provision shall not be construed in any way so as to impose or create liability. The foregoing provisions of Article 6(k) shall not eliminate the liability of a director for any act or omission occurring prior to the date on which Article 6(k) became effective. No amendment to or repeal of Article 6(k) shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   The Registrant maintains directors and officers liability insurance.

Item 16. Exhibits

      4.1 Indenture between the Company and State Street Bank and Trust Company dated as of February 28, 2001 (previously filed).
      4.2 Registration Rights Agreement dated as of February 28, 2001 between the Company and Credit Suisse First Boston Corporation (previously filed).
      5.1 Opinion of Ropes & Gray (previously filed).
     12.1 Statement Regarding Computation of Ratios of Earnings to Fixed
          Charges (previously filed).
     23.1 Consent of Ernst & Young LLP (filed herewith).
     23.2 Consent of Ropes & Gray (see Exhibit 5.1) (previously filed).
     24.1 Power of Attorney (previously filed).
     25.1 Statement of Eligibility and Qualification of Trustee on Form T-1
          (previously filed).

Item 17. Undertakings

   a. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase and decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

   d. The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Canton, Commonwealth of Massachusetts.

                                          Reebok International Ltd.

Dated: November 20, 2001
                                          By: /s/ Kenneth I. Watchmaker
                                             ----------------------------------
                                             Kenneth I. Watchmaker
                                             Executive Vice President and
                                             Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.



       /s/ Paul B. Fireman*                     /s/ Kenneth I. Watchmaker
_____________________________________     _____________________________________
           Paul B. Fireman                        Kenneth I. Watchmaker
 President, Chief Executive Officer        Executive Vice President and Chief
            and Chairman                            Financial Officer


        /s/ Paul R. Duncan*                      /s/ Mannie L. Jackson*
_____________________________________     _____________________________________
           Paul R. Duncan                           Mannie L. Jackson
              Director                                  Director


       /s/ Richard G. Lesser*                      /s/ Geoffrey Nunes*
_____________________________________     _____________________________________
          Richard G. Lesser                          Geoffrey Nunes
              Director                                  Director


        /s/ Dorothy E. Puhy*                       /s/ Thomas M. Ryan*
_____________________________________     _____________________________________
           Dorothy E. Puhy                           Thomas M. Ryan
              Director                                  Director


Dated: November 20, 2001

*By:  /s/ Kenneth I. Watchmaker
    ----------------------------
     Kenneth I. Watchmaker
      Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit No.                         Description
 -----------                         -----------
     4.1     Indenture between the Company and State Street Bank and
             Trust Company dated as of February 28, 2001 (previously
             filed).

     4.2 Registration Rights Agreement dated as of February 28, 2001 between the Company and Credit Suisse First Boston
             Corporation (previously filed).

     5.1     Opinion of Ropes & Gray (previously filed).

    12.1     Statement Regarding Computation of Ratios of Earnings to
             Fixed Charges (previously filed).

    23.1     Consent of Ernst & Young LLP (filed herewith).

    23.2 Consent of Ropes & Gray (see Exhibit 5.1) (previously filed).

    24.1     Power of Attorney (previously filed).

    25.1     Statement of Eligibility and Qualification of Trustee on
             Form T-1 (previously filed).